                                                                     EXHIBIT 3.1


                                   AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               DONLAR CORPORATION


         Articles of Incorporation of Donlar Corporation (the "Corporation") were filed on January 8, 1990 under the name "Koskan Chemical Company." Articles of Amendment to the Articles of Incorporation changing the name of the Corporation to "Donlar Corporation" were filed on June 15, 1990. The Articles of Incorporation of the Corporation, as amended, are hereby amended and restated in their entirety as follows:


ARTICLE ONE:               (Restated)

The name of the corporation is Donlar Corporation.


ARTICLE TWO:               (Amended & Restated)

The name and address of the registered agent and its registered office are:

Registered Agent:                  CT Corporation System
Registered Office:                 208 South LaSalle Street
                                   Chicago, Illinois  60604
County:                            Cook


ARTICLE THREE:              (Restated)

The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Illinois Business Corporation Act of 1983, or amendments thereof.


ARTICLE FOUR:     (Amended & Restated)

The authorized shares shall be:
                                 Par Value                     Number of
Class                            Per Share                     Shares Authorized
-----                            ---------                     -----------------

Common Stock                     No Par                        200,000,000
Preferred Stock                  No Par                        100,000,000

The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors and as are not expressed in these Articles of Incorporation or any amendment thereto


ARTICLE FIVE:  (Amended & Restated)

The number of shares issued, and the consideration received by the Corporation therefore are:

                         Par Value        Number of            Consideration
Class                    Per Share        Shares Issued        Received Therefor
-----                    ---------        -------------        -----------------

Common Stock             No Par           12,702,052           $   12,969,981
Preferred Stock          No Par           0
                                                               -----------------
                                                       Total   $   12,969,981

ARTICLE SIX:               (Restated)

(Optional)                 N/A


ARTICLE SEVEN:             (Restated)

(Optional)                 N/A


ARTICLE EIGHT:             (Restated)

The holders of shares of each and every class and series in this Corporation shall not be entitled to cumulative voting rights in the election of directors of this Corporation, in any and all circumstances.


ARTICLE NINE:              (Restated)

(Optional)        N/A


                                       2